Contact
Laurie Crawford

laurie.crawford
@advanceautoparts.com

Direct:	540-561-8452
Fax	540-561-6445

ADVANCE AUTO PARTS NAMES KEITH ORESON AS
SENIOR VICE PRESIDENT, HUMAN RESOURCES

ROANOKE, Va., May 23, 2005 – Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items, announced today that Keith Oreson has joined the Company as Senior Vice President, Human Resources. Mr. Oreson also will join the Company’s Executive Committee and will report to Mike Coppola, President and Chief Executive Officer.

“I am pleased to announce the addition of Keith to our team,” said Mike Coppola. “His previous human resources experience and his interpersonal skills will be strong assets in enhancing our Company’s culture and the operating effectiveness of our team for the long term.”

Prior to joining the Company, Mr. Oreson most recently served as Vice President of Human Resources for Frank’s Nursery & Crafts, Inc., based in Troy, Michigan. He has over 20 years of experience in the human resources field including such companies as GTE, PepsiCo, and ARAMARK. He received both his Bachelor of Science in Business Administration and Master of Labor and Industrial Relations from Michigan State University, Kalamazoo, Michigan.

About Advance Auto Parts, Inc.
Headquartered in Roanoke, Va., Advance Auto Parts is the second largest automotive aftermarket retailer of parts, accessories, batteries and maintenance items in the United States, based on sales and store count. At April 23, 2005, the Company had 2,675 stores in 40 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Additional information about the Company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the Company’s web site at www.advanceautoparts.com.

_________________